Exhibit 99.1

Long-Term Incentive Compensation.

Long-term incentive compensation consists entirely of restricted stock. The Company does not award stock options to any executives and, since 2002, has not awarded stock options to any other employees of the Company. The Committee believes that restricted stock creates an incentive for senior executives and other managers to operate the Company in a manner that creates significant long-term value for stockholders.

Restricted stock is granted once for the period 2006-2008, upfront for the entire three year performance period. Approximately eighty-six percent (86%) of the total award is performance based and approximately fourteen percent (14%) is based on continued employment with the Company. One-third of the total award is eligible to vest in each of year-end 2006, 2007, and 2008, subject to satisfying three distinct conditions, (i) an absolute total stockholder return, which is measured by the Company’s share price growth plus dividends declared for the applicable year (“Absolute TSR”), (ii) a relative stockholder return, which is measured by the Company’s total stockholder return relative to companies in the NAREIT Equity Index (“Relative TSR”), and (iii) continued employment with the Company. The number of shares that vest based on continued employment is fixed, however, the number of shares earned based on the Absolute TSR and Relative TSR will vary based on the Company’s performance. Each of the Absolute TSR measure and Relative TSR measure is set with three separate levels – a threshold level, a target level and a high level. Below “threshold”, none of the eligible shares vest. At “threshold”, 25% of the eligible shares vest, at “target”, 50% of the eligible shares vest, and at “high”, 100% of eligible shares (or the maximum award) vest. Vesting is prorated between these levels based on satisfying the noted performance measures. To the extent that annual performance portions do not vest, there is an opportunity for the unvested shares to vest in total based on a cumulative total stockholder return or a cumulative relative stockholder return, in each case over the three-year period of the Plan. In addition, shares would vest in the event of an executive’s death or disability or upon a change in control of the Company. Cash dividends are accrued and paid only on those shares that vest.

The following table shows the potential shares that may be earned under the long-term restricted stock program at the end of the three-year period. The illustration assumes a total grant of 1,750,000 shares for a three-year period of which approximately 14%, or 250,000 shares, may be earned based on service with the Company for that period and 86%, or 1,500,000 shares, may be earned based on satisfaction of performance measures at the “High” level. As noted above, while the shares earned based on continued employment with the Company are fixed in number, the shares earned based on the Relative TSR measure and Absolute TSR measure will vary depending on performance on the spectrum among the levels of “threshold,” “target” and “high.”

	Threshold		Target		High
	Number of shares vesting	% of total shares earned	Number of shares vesting	% of total shares earned	Number of shares vesting	% of total shares earned
Relative TSR	188,000	30%	375,000	37.5%	750,000	42.9%
Absolute TSR	188,000	30%	375,000	37.5%	750,000	42.9%
Service	250,000	40%	250,000	25%	250,000	14.3%
Total	625,000	35.7%	1,000,000	57.1%	1,750,000	100%